SEVERANCE POLICY

Severance Policy        December 8, 2023

Severance Policy

I.Purpose:
The purpose of this policy is to describe certain circumstances under which the Bank may make severance payments to individuals whose employment is terminated.
II.Scope – Eligibility:
All regular full- and part-time employees who work at least 1,000 hours per year are eligible to be considered for severance under this policy. Temporary employees are not eligible.
III.Policy Statement:
A.Overview.
It is the policy of the Bank to provide individuals whose employment is terminated involuntarily for reasons other than “cause” (as determined by the Bank in its sole discretion) with severance packages reflecting their status in the organization and tenure. In consideration of the receipt of a severance package, such individuals must sign a release of claims in the form, and within the time period, required by the Bank.
B.Severance Pay Guidelines
Severance pay hereunder will take into account employee status in the organization and years of service with the Bank, according to the guidelines below, with service rounded to the next highest month. Service with other Federal Home Loan Banks is not considered.

Nonexempt and Exempt	Officer (AVP and VP’s)	SVP’s and above
Two (2) weeks’ base pay regardless of years of service, plus two (2) weeks’ base pay for each year of service, but no more than an aggregate of 12 months’ base pay	Two (2) weeks’ base pay regardless of years of service, plus three (3) weeks’ base pay for each year of service, but no more than an aggregate of 12 months’ base pay	Two (2) weeks’ base pay regardless of years of service, plus four (4) weeks’ base pay for each year of service, but no more than an aggregate of 12 months’ base pay; minimum severance of one (1) year’s base pay for President and 6 months’ base pay for other Executive Officers
Severance will normally be paid in the form of salary continuation unless the Bank determines otherwise in its sole discretion consistent with Paragraph G. This Severance Policy will be interpreted and administered so as to avoid duplication of benefits under the Federal Home Loan Bank of Boston Executive Change in Control Severance Plan.

Severance Policy        December 8, 2023

C.Severance Pay – Other Terminations
The amount of severance, if any, offered to an employee who is leaving by mutual agreement or who is terminated for cause is at the sole discretion of the Bank; provided, however, that any such severance shall not exceed the Guidelines set forth above.
D.Other Severance Benefits
At its sole discretion, the Bank may provide additional severance benefits, such as outplacement services.
E.Approvals
All severance packages must have the approval of the CHRO and the President. All severance packages for SVP’s and above must also have the approval of the Human Resources and Compensation Committee of the Bank’s Board of Directors.
F.No Contractual Entitlements
This severance policy is not intended by the Bank — and should not be viewed by employees — as setting forth a contractual relationship between the Bank and any one or all of its employees. The Bank reserves the right to modify, revoke, suspend, terminate, or change this severance policy at any time without notice.
G.Section 409A
It is intended that the payments and benefits provided hereunder shall either be exempt from the application of, or otherwise comply with, the requirements of Internal Revenue Code (“Code”) Section 409A. However, in no event will the Bank or any director, officer, employee or advisor (other than in his or her capacity as a participant under this Policy) be liable for any taxes, interest or penalties with respect to severance pay or benefits hereunder.
Payments hereunder are deemed to be separate payments for purposes of applying the short-term deferral rule in Treas. Reg. § 1.409A-1(b)(4) and in determining separation pay due to involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii).
Unless the Bank determines otherwise in its sole discretion consistent with the intent of this Paragraph G, any payment or benefit constituting deferred compensation that is not exempt from Code Section 409A that would have otherwise been payable during the period established for review and execution of the required release of claims shall be accumulated and paid (without interest) on the 75th day after the termination date provided such release shall have been executed and become effective prior to such date.

Severance Policy        December 8, 2023

IV.Administration:
A.Roles and Responsibilities
(1)Owner. The SVP, Chief Human Resources Officer shall be the owner of this Policy, responsible for maintaining (including reviewing and updating) this Policy.
(2)Authorized Approver. The Board of Directors of the Bank shall be authorized to approve all changes to this Policy.
B.Governance
1.Re-Adoption Frequency. The Owner of this Policy will be responsible for presenting this Policy for re-adoption by the Authorized Approver at least once every three years, whether or not any changes have been made. The Owner will also present this Policy for re-adoption by the Authorized Approver at any time that the Owner determines that a change is appropriate.
(1)Review Frequency: The Owner of this policy is expected to review this Policy on at least an annual basis, and to revise/update this Policys (for re-adoption by the Authorized Approver) whenever the Owner deems such a revision/update to be necessary or appropriate.
C.Exception Management/Policy Interpretations
(1)Approval of Exceptions. All exceptions to this Policy must follow Operational Risk Management’s (ORM) process for documenting exceptions using the Exceptions Request Form, which includes notifying ORM when an exception is being considered. All exceptions under this Policy must be approved by:
the President of the Bank (for all positions below the level of SVP); or
the Human Resources and Compensation Committee of the Board of Directors, with respect to severance to be paid (for all positions SVP and above including the President) and reported on an annual basis for approved exceptions that remain open
(2)Responsibility for Interpretations. The Owner of this Policy, in consultation with the President, is responsible for all interpretations of this Policy.
V.Applicable Laws and Regulations:
The following provisions of the Federal Home Loan Bank Act and FHFA Regulations are applicable to this Policy:
•12 U.S.C. §4518
•Securities and Exchange Commission’s Regulation S-K, particularly for severance to be paid to a named executive officer of the Bank (17 C.F.R. §229.402 - Executive Compensation, and 17 C.F.R. §229.601 - Exhibits).

Severance Policy        December 8, 2023

VI.Policy History Log:

Date Approved	Purpose	Author	Approved by
2/21/1997		G. Champagne	Board
3/23/2012	Change format to standard form, clarify certain language	C. Pratt	Board
	Annual review - no changes required	J. Authur	N/A
	Annual Review (January 20, 2014) - no changes required	B.Gale	N/A
3/20/2015	Annual Review; changed references to Personnel Committee to Human Resources and Compensation Committee	B. Gale	Board
3/15/2016	Annual review of policy by owner. No changes made.	B.Gale	N/A
10/19/2018	Annual review – adjusted to ensure market competitiveness and ensure compliance	B. Gale	Board
12/8/2023	Review - administrative changes to improve and clarify processes related to severance.	B. Gale	Board

4
Severance Policy        December 8, 2023